FieldPoint Petroleum Corporation Announces New Director

Thursday, February 9, 2006

AUSTIN, Texas (Feb 9, 2006,) / PRNewswire-FirstCall/ - FieldPoint Petroleum Corporation (AMEX: - FPP- News) announced today that it has added Ms. Debra Funderburg to its Board of Directors.

Ms. Funderburg currently serves as Manager of Business Development for Dominion E & P, an oil and gas exploration and production company, which is a division of Dominion Resources, Inc. (NYSE:D). Prior to assuming the role of Business Development Manager, Ms. Funderburg held various management and engineering positions with Dominion E & P, Randall & Dewey, Pennzoil and Mobil Oil Company. Ms. Funderburg received a BS degree in Chemical Engineering in 1982 from Ohio State University.

FieldPoint's President and CEO, Ray Reaves, said "We are pleased to announce the addition of Ms. Funderburg to our board. She brings with her a vast amount of engineering and reserve expertise and A&D experience which should help us facilitate the continued expansion of our acquire- and-exploit strategy."

"As we continue to pursue additional acquisition and drilling targets, it is conceivable that potential transactions may increase in size. Having an experienced team of board members including talented individuals like Ms. Funderburg assisting management in these key strategic decisions should ensure we continue to make the right choices for the company and our shareholders."

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and for unexpected decreases in oil and gas production is included in the company's periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692
fppc@ix.netcom.com